Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Stores Corporation Elects Stacey Rauch to Board of Directors

New York, NY, January 26, 2011 – Ann Taylor Stores Corporation (NYSE: ANN) today announced that Stacey Rauch has been elected to its Board of Directors, effective immediately. Ms. Rauch, 52, has 24 years of experience in McKinsey & Company, Inc.’s Retail and Consumer Products Practice group. From 1998 until her retirement in 2010, she was a Senior Partner and now serves as Director Emeritus. Ms. Rauch led McKinsey’s North American Retail Practice from 2001 to 2008 and was Co-leader of its Global Retail Practice from 2006 to 2008. Ms. Rauch was the first woman to be appointed as an Industry Practice Leader at McKinsey. During her tenure, she developed substantial expertise working with specialty retailers, wholesale apparel manufacturers and department stores, and also acquired extensive experience in other areas of the retail sector including grocery retail, consumer packaged goods and big-box hard goods retail.

Ron Hovsepian, Non-Executive Chairman of the Board, said, “Stacey Rauch is an outstanding addition to Ann Taylor’s Board of Directors. She brings an exceptional background in the retail industry including expertise in marketing, merchandising, business strategy and international coupled with broad experience across the sector through her more than 20 years with McKinsey. We are delighted to welcome Stacey and look forward to her insights and contributions.” The appointment of Ms. Rauch increases the size of the Ann Taylor Board to nine members, eight of whom are independent.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 907 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of October 30, 2010, as well as online at AnnTaylor.com and LOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Pirro Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 3598	212-541-3300 ext. 2199